As filed with the U.S. Securities and Exchange Commission on May 29, 2026.

Registration No. 333-287869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heidmar Maritime Holdings Corp.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

89 Akti Miaouli

Piraeus 18538, Greece

+30 216-002-4900

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Seward & Kissel LLP

Attention: Keith J. Billotti, Esq.

One Battery Park Plaza

New York, New York 10004

(212) 574-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith J. Billotti, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On June 9, 2025, Heidmar Maritime Holdings Corp. filed a Registration Statement on Form F-1 (File No. 333-287869) (as amended, the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 20, 2025. The Registrant is filing this post-effective amendment No. 1 to the Registration Statement to include its consolidated financial statements as of December 31, 2025 and 2024 and for the three-year period ended December 31, 2025 and to update certain other information contained in the Registration Statement.

No additional securities are being registered by this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement on Form F-1.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287869

PROSPECTUS

Common Shares

Heidmar Maritime Holdings Corp.

This prospectus relates in part to the offer and resale of up to 11,080,332 of our common shares, par value $0.001 per share (our “Common Shares”), by B. Riley Principal Capital II, LLC (“BRPC II” or the “Selling Shareholder”).

We have issued or will issue these Common Shares to BRPC II under a common share purchase agreement, dated June 6, 2025 (the “Purchase Agreement”), that we entered into with BRPC II, pursuant to which we may, in our sole discretion, elect to sell to BRPC II up to $20,000,000 worth of our Common Shares in one or more transactions from time to time after the date of this prospectus.

We will not receive any of the proceeds from the sale of our Common Shares by the Selling Shareholder. However, we may receive up to $20,000,000 aggregate gross proceeds from sales of our Common Shares to BRPC II pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding BRPC II.

BRPC II may resell or otherwise dispose of our Common Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how BRPC II may resell or otherwise dispose of our Common Shares pursuant to this prospectus. BRPC II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and resale of the Common Shares offered hereby by the Selling Shareholder. We have also engaged Seaport Global Securities LLC to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be borne by the Selling Shareholder. See “Plan of Distribution (Conflict of Interest).”

Our Common Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “HMR.” On May 28, 2026, the last reported sale price of our common shares on Nasdaq was $1.14 per share.

We qualify as an “emerging growth company” and a “foreign private issuer”, each as defined under U.S. federal securities laws, rules and regulations, and a “controlled company” under the corporate governance standards of Nasdaq. As such, we may elect to comply with certain reduced reporting requirements. See “Prospectus Summary—Implications of Our Corporate Status.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 and in our Annual Report on Form 20-F for our fiscal year ended December 31, 2025, or our 2025 Annual Report, which is incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC by Heidmar Maritime Holdings Corp. The Selling Securityholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Common Shares, and other information you should know before investing. We may in the future prepare a supplement to this prospectus. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholder has not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholder may offer and sell the securities through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution (Conflict of Interest).”

Our fiscal year ends on December 31 of each calendar year. Accordingly, unless otherwise indicated, references to a particular “year” or “fiscal year” are to the full 12-month period ended on December 31 of that year. Unless otherwise specified, all monetary amounts in this prospectus are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100%. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded up or down to a single decimal place for the convenience of readers.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Heidmar,” the “Company” and our “company” refer to Heidmar Maritime Holdings Corp. together with its subsidiaries.

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MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Our business and the industry in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and in our 2025 Annual Report incorporated by reference to this prospectus. Unless otherwise expressly stated, we obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

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TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to create, and does not imply, a relationship with us, or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear with the ®, ™ or ℠ symbols, but any lack of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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PRESENTATION OF FINANCIAL INFORMATION

This prospectus incorporates the audited consolidated financial statements of Heidmar Maritime Holdings Corp. as of December 31, 2025 and 2024 and for each of three years in the period ended December 31, 2025. Unless indicated otherwise, financial data incorporates in this prospectus has been derived from these audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

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PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later in this prospectus before you consider making an investment in our securities.

Unless otherwise indicated, references in this prospectus to “Heidmar”, “we”, “our”, “us” and the “Company” refer to Heidmar Maritime Holdings Corp. and its subsidiaries collectively. References to “Heidmar Maritime” refer to Heidmar Maritime Holdings Corp. only and not its subsidiaries.

Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.

Our Company

Heidmar is a global commercial and technical management company that operates tanker and dry-bulk vessel pools and charter-in and charter-out activities as part of its operations. We were incorporated under the laws of the Republic of the Marshall Islands on May 7, 2024 and are headquartered in Greece. Heidmar Inc., which we acquired on February 19, 2025 as part of the Business Combination, is incorporated under the laws of the Republic of the Marshall Islands and was founded in 1984. Our registered and principal executive offices are located at 89 Akti Miaouli, Piraeus, Greece 18538, and our telephone number at that address is +30 216-002-4900.

We operate, through our subsidiaries, a growing tanker pool company engaged primarily in the commercial management and chartering of crude oil and refined petroleum product tankers. In 2025, tanker vessels commercially managed by Heidmar shipped 11.1 million tons of crude oil and 3.3 million tons of refined petroleum products. Heidmar has also expanded its business to offer pool management of dry bulk vessels technical management. We operate through subsidiaries incorporated in the Marshall Islands, Singapore, United Kingdom, Dubai and Hong Kong, with planned expansion into Houston, which will allow us to piggyback on established tanker presence and infrastructure. We also plan to acquire maritime assets including but not limited to tankers, bulkers, containers and offshore vessels in the future.

Our primary lines of business currently include asset management, tanker pooling, commercial and time charters, assisting clients with the buying and selling of ships and technical management services for individual vessels, which includes assistance in technical operations and crewing of the vessel. Under our pool system, we contract with vessel owners who elect to enter their vessels into one or more of our pools, each of which operates in a distinct vessel class. Each pool is organized under a respective operational pool subsidiary. Once entered into a pool, Heidmar, through various operational subsidiaries, takes over commercial management and charters the vessel to customers mainly in the crude oil and refined petroleum business. In order to service its customers and investors as efficiently as possible, Heidmar has also developed the eFleetWatch® digital platform as part of its business strategy, which is our ERP system and provides pool partners with access to all of the data that they require for their own reporting needs.

We currently operate three active tanker pools under the following wholly owned, non-consolidated subsidiaries: Dorado Tankers Pool Inc. (the “Dorado Pool”), Blue Fin Tankers Inc. (the “Blue Fin Pool”), SeaLion Tankers Inc. (the “SeaLion Pool”). Each Pool operates vessels of a different class of vessels: the Dorado Pool manages medium-range (“MR”) tankers; the Blue Fin Pool manages Suezmax tankers and the SeaLion Pool manages Aframax and long-range 2 (“LR2”) tankers.

As of April 30, 2026, we commercially manage a fleet of 50 vessels, with an aggregate capacity of approximately 6.5 million dwt, which includes 5VLCCs, 9 Suezmax tankers, 4 LR2 tankers, 2 LR1 tankers, 11MR tankers, 7 Aframax tankers, 3 small tankers, 1 platform supply vessel (PSV), 5 bulk carriers under pool agreements or commercial management agreements (“CMA”) and 2 vessels as chartering brokers only. We also technically manage 3 VLCCs, 3 MR tankers and 2 LR2 tankers under technical management agreements. Our managed vessels operate worldwide.

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Our operations take place substantially outside of the United States. Our subsidiaries, therefore, manage vessels that may be affected by changes in foreign governments and other economic and political conditions. Our managed vessels are mainly chartered to transport crude oil and its related refined petroleum products and drybulk cargo.

We are committed to providing quality transportation and commercial management services to all of our customers and to developing and maintaining long-term relationships with our suppliers, the owners of the vessels we manage, and the major charterers of tankers vessels.

Recent Developments

On February 16, 2026, our board of directors appointed Jagmeet Makkar as a Class III director.

On March 17, 2026, Niovi Iasemidi resigned from our board of directors, effective immediately. Ms. Iasemidi’s decision to resign was to pursue other business ventures and was not related to any disagreement with the Company on any matter relating to its operations, policies or practices.

On April 22, 2026, we received a written notification from Nasdaq indicating that because the closing bid price of our common shares for the last 30 consecutive business days was below the minimum $1.00 per share bid price requirement for continued listing on The Nasdaq Capital Market, we are not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance is 180 days, or until October 19, 2026.

We intend to monitor the closing bid price of our common shares during this grace period and will consider our options in order to regain compliance with The Nasdaq Capital Market minimum bid price requirement. We can cure this deficiency if the closing bid price of our common shares is US$1.00 per share or higher for at least ten consecutive business days during the grace period. We intend to cure the deficiency within the prescribed grace period. During this time, our common shares will continue to be listed and trade on The Nasdaq Capital Market.

The Business Combination

On June 18, 2024, we entered into a business combination agreement (as amended on December 17, 2024 and January 31, 2025, the “Business Combination Agreement”) with Heidmar Inc., MGO Global Inc. (“MGO”), HMR Merger Sub Inc. (“Merger Sub”), Rhea Marine Ltd. (“Rhea”) and Maistros Shipinvest Corp. (“Maistros” and, together with Rhea, our “Reference Shareholders”). Pursuant to the Business Combination Agreement, on February 19, 2025, (i) MGO merged with and into Merger Sub, with MGO surviving the merger as a wholly owned subsidiary of the Company and (ii) the Reference Shareholders transferred all of their shares of common stock of Heidmar Inc., with Heidmar Inc. becoming a wholly owned subsidiary of the Company. As consideration, pursuant to the Business Combination Agreement, we issued to (a) the stockholders of MGO an aggregate of 3,212,368 of our Common Shares, par value $0.001 per share (“common shares”), (b) MGO’s financial advisor 1,413,462 common shares and (c) the Reference Shareholders an aggregate of 52,497,968 common shares (the foregoing, together with the other transactions contemplated by the Business Combination Agreement, is referred to herein as the “Business Combination”).

Upon the closing of the Business Combination, our common shares began trading on the Nasdaq Capital Market on February 20, 2025.

In connection with the consummation of the Business Combination, we entered into lock-up agreements, a shareholders agreement and a registration rights agreement with our Reference Shareholders. For more information, please refer to our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 30, 2026 “Item 7. Major Shareholders and Related Party Transactions – B. Related Party Transactions.” Copies of these agreements and the Business Combination Agreement are filed as exhibits to the registration statement of which this prospectus forms a part.

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Committed Equity Facility

Agreements

On June 6, 2025, we entered into a common shares purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with B. Riley Principal Capital II LLC (“BRPC II”). Pursuant to the Purchase Agreement, we have the right to sell to BRPC II, from time to time during the term of the Purchase Agreement, up to $20 million of our Common Shares, subject to certain limitations and conditions set forth in the Purchase Agreement.

Sales of our Common Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to BRPC II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by BRPC II of up to 11,080,332 of our Common Shares that we may, in our sole discretion, elect to sell to BRPC II in one or more transactions from time to time after the date of this prospectus.

Our right to cause BRPC II to purchase our Common Shares is subject to certain conditions set forth in the Purchase Agreement, including that the registration statement that includes this prospectus be declared effective by the SEC. The satisfaction of these conditions is referred to as the “Commencement”, and the date on which these conditions are satisfied is the “Commencement Date”.

Purchases

Beginning on the Commencement Date, and for 36 months thereafter, we will have the right, but not the obligation, from time to time, at our sole discretion, to direct BRPC II to purchase a specified number of our Common Shares (each, a “Purchase”). Each Purchase shall not exceed the lesser of the following (the “Purchase Maximum Amount”): (i) 1,000,000 of our Common Shares and (ii) a percentage to be specified by us, not to exceed 25% (the “VWAP Purchase Percentage”), times the aggregate number of our Common Shares traded on Nasdaq during the applicable Purchase Valuation Period (as defined below). The number of shares to be purchased by the Selling Shareholder in a given Purchase (the “Purchase Share Amount”) will be adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement.

We may elect to initiate a Purchase by timely delivering written notice to BRPC II (a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Common Shares on Nasdaq on the trading day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the Purchase Agreement (the “Threshold Price”), and (b) all Common Shares subject to all prior Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver the Purchase Notice.

The per share purchase price that BRPC II is required to pay for our Common Shares in a Purchase will be 97.0% of the volume weighted average price of our Common Shares (the “VWAP”) over a specified period on the Purchase Date. This period (the “Purchase Valuation Period”) begins at the official open of the regular trading session on Nasdaq on the applicable Purchase Date, and ends at the earliest to occur of (i) 3:59 p.m., New York City time, on that Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on that Purchase Date, (ii) such time that the total aggregate number of our Common Shares traded on Nasdaq during the Purchase Valuation Period reaches the applicable share volume maximum amount for such Purchase (the “Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for that Purchase, by (b) the Purchase Valuation Percentage for that Purchase, and (iii) if we further specify in the applicable Purchase Notice for such Purchase that a “limit order discontinue election” shall apply to such Purchase (a “Limit Order Discontinue Election”), such time that the trading price of our Common Shares on Nasdaq during the Purchase Valuation Period falls below the applicable minimum price threshold for that Purchase specified by us in the Purchase Notice, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 75% of the closing sale price of our Common Shares on the trading day immediately prior to the applicable Purchase Date for such Purchase (the “Minimum Price Threshold”).

Under the Purchase Agreement, for purposes of calculating the volume of Common Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a “limit order continue election” (a “Limit Order Continue Election”) shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on Nasdaq during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

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Intraday Purchases

In addition to the regular Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct BRPC II to purchase, on any trading day, including on a Purchase Date on which a regular Purchase is effected, a specified number of our Common Shares (each, an “Intraday Purchase”). Each Intraday Purchase is not to exceed the lesser of the following (the “Intraday Purchase Maximum Amount”): (i) 1,000,000 of our Common Shares and (ii) a percentage to be specified by us, not to exceed 25% (the “Intraday Purchase Percentage”), times the total aggregate volume of Common Shares traded on Nasdaq during the applicable “Intraday Purchase Valuation Period.” The number of shares to be purchased by the Selling Shareholder in a given Intraday Purchase (the “Intraday Purchase Share Amount”) will be adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement.

We may elect to initiate an Intraday Purchase by timely delivering irrevocable written notice (an “Intraday Purchase Notice”) to BRPC II after the later of (a) 10:00 a.m., New York City time (b) the end of the Purchase Valuation Period for any prior regular Purchase on that Purchase Date and (c) the end of the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on that Purchase Date (if any), and prior to 3:30 p.m., New York City time, on such Purchase Date. We may only deliver an Intraday Purchase Notice so long as (i) the closing sale price of our Common Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver the Intraday Purchase Notice.

The per share purchase price for our Common Shares that we elect to sell to BRPC II in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over a different period during the regular trading session on Nasdaq on the relevant Purchase Date, each of which will commence and end at different times on that Purchase Date.

Other Terms

The Purchase Agreement does not set an upper limit on the price per share that BRPC II could be obligated to pay for Common Shares that we elect to sell to it in any Purchase or any Intraday Purchase. In the case of Purchases and Intraday Purchases, all share and dollar amounts used in determining the purchase price per share, or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate any per share purchase price, maximum purchase share amount or applicable volume or price threshold amount.

From and after Commencement, we will control the timing and amount of any sales of our Common Shares to BRPC II. Whether we conduct actual sales of Common Shares to BRPC II under the Purchase Agreement, and the size and terms of those sales, will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for our business and operations.

The net proceeds to us from sales that we elect to make to BRPC II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Common Shares to BRPC II. We expect that any proceeds received by us from such sales to BRPC II will be used for working capital and general corporate purposes.

We may not issue or sell any share of our Common Shares to BRPC II under the Purchase Agreement that, when aggregated with all other Common Shares then beneficially owned by BRPC II and its affiliates would result in BRPC II beneficially owning more than 4.99% of the outstanding Common Shares (the “Beneficial Ownership Limitation”).

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Neither the Purchase Agreement nor the Registration Rights Agreement has restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages, other than a prohibition (with certain limited exceptions) on entering into an “equity line of credit,” an “at the market offering” or other similar continuous offering.

BRPC II has agreed that none of BRPC II, its sole member or any entity managed or controlled by BRPC II or its sole member, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of our Common Shares or hedging transaction that establishes a net short position in our Common Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the third anniversary of the Commencement Date, (ii) the date on which the Selling Shareholder shall have purchased from us under the Purchase Agreement Common Shares for an aggregate gross purchase price of $20 million, (iii) the date on which our Common Shares shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to BRPC II. We and BRPC II may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor BRPC II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or BRPC II.

As consideration for BRPC II’s commitment to purchase Common Shares at our direction under the Purchase Agreement, upon execution of the Purchase Agreement, we paid a commitment fee to BRPC II of $200,000, equal to 1.0% of the full amount of the gross proceeds under the Purchase Agreement. Furthermore, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed $240,000 in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, consisting of $150,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum three-year term of the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our Common Shares will be and therefore cannot be certain as to the number of shares we might issue to BRPC II under the Purchase Agreement after the Commencement Date. As of May 20, 2026, we had 58,991,997 Common Shares outstanding, of which 6,498,572 shares were held by non-affiliates of our company (based on information available to us as of May 19, 2026). Although the Purchase Agreement provides that we may sell up to $20,000,000 of our Common Shares to BRPC II, we are registering only 11,080,332 Common Shares under the Securities Act for resale by the Selling Shareholder under this prospectus. Depending on the market price of our Common Shares at the times we elect to issue and sell shares to BRPC II under the Purchase Agreement, we may need to register under the Securities Act additional Common Shares for resale by the Selling Shareholder in order to receive aggregate gross proceeds equal to the full amount available to us under the Purchase Agreement. If all of the 11,080,332 Common Shares offered for resale by BRPC II under this prospectus were issued and outstanding as of the date hereof, those shares would represent approximately 15.8% of the total number of outstanding Common Shares and approximately 58.6% of the total number of outstanding Common Shares held by non-affiliates of our company, in each case as of May 20, 2026. If we elect to issue and sell more than the 11,080,332 shares offered under this prospectus to BRPC II, which we have the right, but not the obligation, to do, we must first register under the Securities Act and have the SEC declare effective the sale by BPRC II of additional Common Shares, which could cause additional substantial dilution to our shareholders.

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 The number of our Common Shares ultimately offered for resale by BRPC II through this prospectus is dependent upon the number of Common Shares, if any, we elect to sell to BRPC II under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Shares to BRPC II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Common Shares that our existing shareholders own will not decrease, the Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Common Shares after any such issuance.

Implications of Our Corporate Status

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). This means that the information we are required to publicly disclose is different from the information required of domestic public companies, including the following.

We do not have to provide certain information as often or as quickly as domestic filers, including quarterly reports on Form 10-Q or current reports on Form 8-K.

Our insiders also aren’t subject to “short swing” profit liability in Section 16 of the Exchange Act.

We are not subject to the provisions of the Exchange Act regulating the solicitation of proxies, and our proxy statements are not subject to review by the SEC, which means there may be less public information regarding the Company and its governance than for domestic companies.

We are not subject to the selective disclosure rules relating to material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. We will also furnish our press releases relating to financial results and material events to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer. Further, these factors could make our common shares less attractive to some investors or otherwise harm our share price.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during our most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

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 We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Implications of Being a Controlled Company

Our Reference Shareholders control a majority of the voting power of our outstanding common shares. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consists of “independent directors” as defined under the rules of Nasdaq;
•	the requirement that our board of directors form a compensation committee composed of at least two independent directors with a written charter addressing the committee’s responsibilities; and
•	the requirement that nominees of our board of directors be selected by either (a) independent directors constituting a majority of our board’s independent directors or (b) a nominations committee comprised solely of independent directors.

As a foreign private issuer, we must disclose in our annual report on Form 20-F that we are a controlled company and the basis for that determination. In the future, we may utilize some or all of these exemptions. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Risk Factor Summary

An investment in our securities is subject to a number of risks, including risks relating to our industry, business and corporate structure. The following summarizes some, but not all, of these risks, the occurrence of which could have a material adverse effect on our business, financial condition and results of operations, which could cause the trading price of our Common Shares to decline and could result in a loss of all or part of your investment. Please carefully consider all of the information discussed in the section entitled “Risk Factors” in this prospectus and the risks described under “Risk Factors” under Item 3.D – “Risk Factors” in our 2025 Annual Report for a more thorough description of these and other risks.

Corporate Information

Heidmar Maritime Holdings Corp. is a holding company existing under the laws of the Marshall Islands. Our principal executive offices are located at 89 Akti Mialouli, Piraeus, Greece 18538, and our telephone number at that address is +30 216-002-4900. Our website address is https://www.heidmar.com. The information contained on or accessible through our website is not incorporated by reference into this prospectus.

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THE OFFERING

Issuer	Heidmar Maritime Holdings Corp., a Marshall Islands corporation.

Common Shares Currently Outstanding	58,991,997

Common Shares being registered for resale by the Selling Shareholder	Up to 11,080,332 Common Shares that we may elect, in our sole discretion, to issue and sell to BRPC II, from time to time from and after the Commencement Date in the Purchase Agreement.

Nasdaq Symbol	“HMR”

Use of Proceeds

All of the Common Shares being sold in this offering are being sold by the Selling Shareholder. We will not receive any proceeds from these sales.

We may receive up to $20 million in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement in connection with sales of our Common Shares to the Selling Shareholder. We estimate that the net proceeds to us from the sale of our Common Shares to the Selling Shareholder could be up to $19.5 million, after estimated fees and expenses, over a 36-month period, assuming that we sell Common Shares to them for aggregate gross proceeds of $20 million. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Shares to the Holder after the date of this prospectus. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use the net proceeds from sales under the Purchase Agreement to acquire vessels, as well as for general corporate purposes, which may include, among other things, funding for working capital needs.

Conflict of Interest

BRPC II is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

BRS will act as an executing broker that will effectuate resales to the public in this offering of the Common Shares that BRPC II may acquire from us pursuant to the Purchase Agreement. Because BRPC II will receive all the net proceeds from those resales, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121.

FINRA Rule 5121 requires that a “qualified independent underwriter” (as defined in FINRA Rule 5121) participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Seaport Global Securities LLC, a registered broker-dealer and FINRA member (“QIU”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II has agreed to pay the QIU a cash fee of $50,000 upon completion of this offering as consideration for its services and to reimburse the QIU up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. The QIU will receive no other compensation for acting as the qualified independent underwriter in this offering.

In addition, in accordance with FINRA Rule 5121, BRS is not permitted to sell our Common Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

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Risk Factors	An investment in our common shares involves risks. You should carefully consider each of the factors described or referred to under “Risk Factors” under Item 3.D. – “Risk Factors” in our 2025 Annual Report before you make an investment in our common shares.

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RISK FACTORS

An investment in our securities involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. These disclosures reflect our beliefs and opinions as to factors that could materially and adversely affect us and our securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information— D. Risk Factors” in our 2025 Annual Report, as updated by other reports and documents we file with, or furnish to, the SEC and that are incorporated by reference herein.

Risks Related to the Purchase Agreement and the Selling Shareholder

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On June 6, 2025, we entered into the Purchase Agreement with BRPC II, pursuant to which BRPC II has committed to purchase up to $20,000,000 of our common shares, subject to certain limitations and conditions set forth in the Purchase Agreement. We may issue common shares and sell them to BPRC II under the Purchase Agreement at our discretion from time to time over the 36-month period beginning on the Commencement Date. We generally have the right to control the timing and amount of any sales of our common shares to BRPC II under the Purchase Agreement. Sales of our common shares, if any, to BRPC II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to BRPC II all, some or none of the common shares that may be available for us to sell to BRPC II pursuant to the Purchase Agreement. Because the purchase price that BRPC II will pay for common shares under the Purchase Agreement will fluctuate based on the market price of our common shares at the time we elect to sell shares to BRPC II, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our common shares that we will sell to BRPC II under the Purchase Agreement, the purchase price per share that BRPC II will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by BRPC II under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $20,000,000 of our common shares to BRPC II, we are registering only 11,080,332 common shares for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to BRPC II more than this number of common shares in order to receive aggregate gross proceeds equal to $20,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by BRPC II of those additional common shares, and the SEC must declare them effective, in each case before we may elect to sell any additional common shares to BRPC II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of common shares in addition to the 11,080,332 common shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders. The number of common shares ultimately offered for resale by BRPC II is dependent upon the number of common shares, if any, we ultimately elect to sell to BRPC II under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to BRPC II. If and when we do elect to sell common shares to BRPC II pursuant to the Purchase Agreement, BRPC II may resell all, some or none of those shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from BRPC II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from BRPC II in this offering as a result of future sales made by us to BRPC II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to BRPC II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with BRPC II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

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FORWARD-LOOKING STATEMENTS

This prospectus and other documents incorporated by reference into this prospectus include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided, that the absence of these words does not mean that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements;
•	availability of skilled crew members other employees and the related labor costs;
•	work stoppages or other labor disruptions by our employees or the employees of other companies in related industries;
•	the impact of the current U.S. presidential administration on the economy, future laws and regulations and trade policy matters, such as the imposition of tariffs and other import restrictions;
•	changes in our operating expenses;
•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys and upgrades;
•	compliance with governmental, tax, environmental and safety regulation, any non-compliance with U.S. regulations;
•	the impact of increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance policies;
•	Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery;
•	general economic conditions and conditions in the oil industry;
•	the cyclical nature of the shipping industry;
•	general market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand for tanker and dry bulk vessel capacity;
•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;
•	the strength of world economies;
•	fluctuations in currencies and interest rates;
•	the volatility of the price of our common shares;
•	the loss of a large customer or significant business relationship;

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•	new environmental regulations and restrictions, whether at a global level stipulated by the International Maritime Organization, and/or imposed by regional or national authorities such as the European Union or individual countries;
•	vessel breakdowns and instances of off-hire;
•	potential liability from pending or future litigation;
•	the impact of an interruption in or failure of our information technology and communications systems, including the impact of cyber-attacks, upon our ability to operate;
•	potential conflicts of interest involving members of the Heidmar Maritime Holdings Corp. Board and senior management;
•	the failure of counter parties to fully perform their contracts with us;
•	changes in credit risk with respect to our counterparties on contracts;
•	our dependence on key personnel and our ability to attract, retain and motivate key employees;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations;
•	our incorporation under the laws of Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States;
•	general domestic and international political conditions of events, including “trade wars”;
•	any further changes in U.S. trade policy that could trigger retaliatory actions by the affected countries;
•	potential disruption of shipping routes due to accidents, environmental factors, political events, international hostilities including the ongoing developments in the Ukraine region, acts by terrorists or acts of piracy on ocean-going vessels;
•	the impact of adverse weather and natural disasters;
•	Heidmar’s profitability and growth depend on the demand for shipping vessels and global economic conditions, and the impact of consumer confidence and consumer spending on shipping volume and charter rates;
•	if global economic conditions weaken, it could have a material adverse effect on Heidmar’s business, financial condition and results of operations;
•	if we do not compete successfully with new entrants or established companies with greater resources, its shipping business growth and results of operations may be adversely affected;
•	We operate carriers worldwide and, as a result, its business has inherent operational risks, which may reduce its revenue or increase its expenses, and we may not be adequately covered by insurance; and
•	We are dependent upon on a limited number of significant pool partners for its managed vessels.

We caution readers of this prospectus not to place undue reliance on these forward-looking statements.

All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

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THE COMMITTED EQUITY FINANCING

On June 6, 2025, we entered into the Purchase Agreement and the Registration Rights Agreement with BRPC II. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to BRPC II up to $20 million of our Common Shares, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Shares by us to BRPC II under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to BRPC II under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by BRPC II of up to 11,080,332 Common Shares that we may, in our sole discretion, elect to sell to BRPC II, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement, following our execution of the Purchase Agreement, on June 6, 2025, as consideration for its commitment to purchase our Common Shares that we may, in our sole discretion, direct BRPC II to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Common Shares to BRPC II under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to BRPC II’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in BRPC II’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct BRPC II to purchase up to a specified maximum amount of Common Shares in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to BRPC II in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Common Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by BRPC II in the manner set forth in the Purchase Agreement, prior to the time we deliver such notice to BRPC II.

From and after Commencement, the Company will control the timing and amount of any sales of Common Shares to BRPC II. Actual sales of shares of our Common Shares to BRPC II under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for our company and its operations.

We may not issue or sell any Common Shares to BRPC II under the Purchase Agreement that, when aggregated with all other Common Shares then beneficially owned by BRPC II and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in BRPC II beneficially owning Common Shares in excess of the 4.99% Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of our outstanding Common Shares.

The net proceeds to us from sales that we elect to make to BRPC II under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Common Shares to BRPC II. We expect that any proceeds received by us from such sales to BRPC II will be used as described under “Use of Proceeds.”

Neither we nor BRPC II may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or BRPC II.

As consideration for BRPC II’s commitment to purchase Common Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, following our execution of the Purchase Agreement, we paid BRPC II a $200,000 Cash Commitment Fee, representing 1.0% of BRPC II’s $20 million total aggregate purchase commitment under the Purchase Agreement. In addition, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed $240,000, which includes (i) $150,000 upon or prior to our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

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The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Shares Under the Purchase Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct BRPC II to purchase a specified number of Common Shares, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to BRPC II, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Purchase, so long as:

•	the closing sale price of our Common Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•	all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by BRPC II prior to the time we deliver such Purchase Notice to BRPC II.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:

•	1,000,000 Common Shares; and
•	the Purchase Percentage (as specified in the applicable Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Shares traded on Nasdaq during the applicable Purchase Valuation Period for such Purchase.

The actual number of shares of Common Shares that BRPC II will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.

The per share purchase price that BRPC II will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Common Shares for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3.0% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
•	such time that the total aggregate number (or volume) of Common Shares traded on Nasdaq during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) the Purchase Percentage we specified in the applicable Purchase Notice for such Purchase); and
•	if we further specify in the applicable Purchase Notice for such Purchase that a Limit Order Discontinue Election shall apply to such Purchase, such time that the trading price of our Common Shares on Nasdaq during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

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Under the Purchase Agreement, for purposes of calculating the volume of Common Shares traded during a Purchase Valuation Period, including for purposes of determining whether the applicable Purchase Share Volume Maximum for a Purchase has been reached, for purposes of calculating the VWAP of our Common Shares for the applicable PurchaseValuation Period, and to the extent that we specify in the applicable Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a Limit Order Continue Election shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on Nasdaq during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

Intraday Purchases

In addition to the Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct BRPC II to make Intraday Purchases, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday VWAP Purchase Notice to BRPC II, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any earlier Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as:

•	the closing sale price of our Common Shares on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and
•	all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by BRPC II in the manner set forth in the Purchase Agreement, prior to the time we deliver such Intraday Purchase Notice to BRPC II.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•	1,000,000 Common Shares; and
•	the Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Shares traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of Common Shares that BRPC II will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.

The per share purchase price that BRPC II will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of BRPC II’s receipt of the applicable Intraday Purchase Notice;
•	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and
•	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,
•	and ending at the earliest to occur of:

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o	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;
o	such time that the total aggregate number (or volume) of Common Shares traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase); and
o	if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Shares on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with regular Purchases, for purposes of calculating the volume of Common Shares traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Common Shares for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election shall apply to such Intraday Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to BRPC II prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and so long as all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by BRPC II prior to the time we deliver to BRPC II a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the Common Shares that we elect to sell to BRPC II in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Shares to be purchased by BRPC II in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

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At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, BRPC II will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by BRPC II for the Common Shares purchased by BRPC II in such Purchase and/or Intraday Purchase, as applicable.

The payment for, against delivery of, Common Shares purchased by BRPC II in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within one trading day immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

BRPC II’s obligation to accept VWAP Purchase Notices and Intraday VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Shares in Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of BRPC II’s control, which conditions including the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
•	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;
•	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to BRPC II under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and BRPC II being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the Common Shares included in this prospectus (and included in any such additional prospectuses);
•	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to BRPC II under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Shares for offering or sale in any jurisdiction;
•	FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;
•	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to BRPC II under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;
•	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

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•	trading in the Common Shares shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the Common Shares are listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Shares;
•	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;
•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;
•	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;
•	all of the Common Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Common Shares is not then listed on Nasdaq, then on any Eligible Market), subject only to notice of issuance;
•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and
•	the receipt by BRPC II of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the third anniversary of the Commencement Date;
•	the date on which BRPC II shall have purchased Common Shares under the Purchase Agreement for an aggregate gross purchase price equal to $20,000,000;
•	the date on which the Common Shares shall have failed to be listed or quoted on Nasdaq or any other Eligible Market;
•	the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such trading day; and
•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to BRPC II. We and BRPC II may also terminate the Purchase Agreement at any time by mutual written consent.

BRPC II also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

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•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);
•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;
•	if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;
•	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;
•	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to BRPC II for the resale of all of the Common Shares included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of BRPC II; or
•	trading in the Common Shares on Nasdaq (or if the Common Shares is then listed on an Eligible Market, trading in the Common Shares on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by BRPC II will become effective prior to the fifth trading day immediately following the date on which any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, the Cash Commitment Fee and any fees and disbursements of BRPC II’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and BRPC II have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by BRPC II

BRPC II has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares, during the term of the Purchase Agreement.

Effect of Sales of our Common Shares under the Purchase Agreement on our Shareholders

All Common Shares that may be issued or sold by us to BRPC II under the Purchase Agreement that are being registered under the Securities Act for resale by BRPC II in this offering are expected to be freely tradable. The Common Shares being registered for resale in this offering may be issued and sold by us to BRPC II from time to time at our discretion over a period of up to 36 months commencing on the Commencement Date. The resale by BRPC II of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares, if any, to BRPC II under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to BRPC II all, some or none of the shares of our Common Shares that may be available for us to sell to BRPC II pursuant to the Purchase Agreement.

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 If and when we do elect to sell shares of our Common Shares to BRPC II pursuant to the Purchase Agreement, after BRPC II has acquired such shares, BRPC II may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from BRPC II in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from BRPC II in this offering as a result of future sales made by us to BRPC II at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to BRPC II under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with BRPC II may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by BRPC II for the Common Shares that we may elect to sell to BRPC II under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Common Shares that we will sell to BRPC II under the Purchase Agreement, the actual purchase price per share to be paid by BRPC II for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

As of May 19, 2026, we had 58,991,997 Common Shares outstanding, of which 6,498,572 shares were held by our non-affiliates. Although the Purchase Agreement provides that we may sell up to $20 million of our Common Shares to BRPC II, we are registering only 11,080,332 of our Common Shares under the Securities Act for resale by the Selling Shareholder under this prospectus. If all of the 11,080,332 shares offered for resale by BRPC II under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 15.8% of the total number of outstanding Common Shares and approximately 58.6% of the total number of outstanding Common Shares held by non-affiliates of our company, in each case as of May 20, 2026.

If we elect to issue and sell more than the 11,080,332 shares offered under this prospectus to BRPC II, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by BRPC II of any such additional shares of our Common Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Shares to BRPC II under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Common Shares in addition to the 11,080,332 Common Shares being registered for resale by BRPC II under the registration statement that includes this prospectus could cause additional substantial dilution to our shareholders.

The number of Common Shares ultimately offered for resale by BRPC II through this prospectus is dependent upon the number of Common Shares, if any, we elect to sell to BRPC II under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Shares to BRPC II pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of our Common Shares that our existing shareholders own will not decrease, the shares of our Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from BRPC II from our sale of Common Shares to BRPC II under the Purchase Agreement at varying purchase prices:

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Assumed Average Purchase Price Per Share(3)	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to B. Riley Principal Capital II (2)		Gross Proceeds from the Sale of Shares to B. Riley Principal Capital II Under the Purchase Agreement
$ 1.00	20,000,000	25.6%	%	$20,000,000
$ 1.50	13,333,333	18.6%	%	$20,000,000
$ 1.71	11,695,906	16.7%	%	$20,000,000
$ 2.00	10,000,000	14.7%	%	$20,000,000
$ 2.50	8,000,000	12.1%	%	$20,000,000
$ 3.00	6,666,667	10.3%	%	$20,000,000

(1)Although the Purchase Agreement provides that we may sell up to $20 million of our Common Shares to BRPC II, we are only registering 11,080,332 shares under the registration statement that includes this prospectus, which may or may not cover all of the shares we ultimately sell to BRPC II under the Purchase Agreement. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Limitation.

(2)The denominator is based on 58,991,997 Common Shares outstanding as of May 20 , 2026, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to BRPC II, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)The closing sale price of our Common Shares on Nasdaq on May 19, 2026.

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USE OF PROCEEDS

All of the Common Shares offered pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from these sales of Common Shares.

However, we may receive up to $20 million in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement in connection with sales of our Common Shares to the Selling Shareholder. We estimate that the net proceeds to us from the sale of our Common Shares to the Selling Shareholder could be up to $19.5 million, after estimated fees and expenses, over a 36-month period, assuming that we sell Common Shares to them for aggregate gross proceeds of $20 million. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Shares to the Holder after the date of this prospectus. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use any proceeds from sales under the Purchase Agreement to acquire vessels, as well as for general corporate purposes, which may include, among other things, funding for working capital needs. We do not intend to use any material amount of these proceeds to repay or otherwise discharge existing indebtedness for borrowed money. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. We have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how we would ultimately use those net proceeds. Accordingly, we will have broad discretion in the way we use these proceeds.

The Selling Shareholder will pay any underwriting fees, discounts and selling commissions incurred by it in connection with any sale of Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and independent registered public accountants.

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SELLING SHAREHOLDER

This prospectus relates to the possible offer and resale from time to time by B. Riley Principal Capital II, LLC (“BRPC II” or the “Selling Shareholder”) of up to 11,080,332 Common Shares that we may issue to the Selling Shareholder pursuant to the Purchase Agreement. For additional information regarding the issuance of the Common Shares to be offered by the Selling Shareholder pursuant to this prospectus, see the section titled “Committed Equity Financing.” We are registering the Common Shares pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Shareholder to offer the Common Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, the Selling Shareholder has not had any material relationship with us or any of our affiliates within the past three years. All of the data in the following table are as of May 20, 2026.

The table below presents information regarding the Selling Shareholder and the Common Shares that may be resold by the Selling Shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder, and reflects holdings as of May 20, 2026. The number of shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares being offered for resale by the Selling Shareholder under this prospectus. The Selling Shareholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares being offered for resale by this prospectus.

Beneficial ownership in the table has been determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Common Shares with respect to which the Selling Shareholder has sole or shared voting and investment power. Because the purchase price to be paid by the Selling Shareholder for Common Shares that we may elect to sell to the Selling Shareholder will be determined on the applicable Purchase Dates therefor, the actual number of Common Shares that we may sell to the Selling Shareholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Shareholder of all of the Common Shares being offered for resale pursuant to this prospectus.

	Common Shares Beneficially Owned Prior to Offering		Common Shares to be Beneficially Owned After Offering
	Number(1)	Percentage(2)	Number(3)	Percentage(2)
Name of Selling Shareholder
B. Riley Principal Capital II, LLC(4)	0	--	0	--%

(1)In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Common Shares that BRPC II may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of BRPC II’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases and the Intraday VWAP Purchases of Common Shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any Common Shares to the Selling Shareholder to the extent such shares would cause BRPC II’s beneficial ownership of our Common Shares to (i) require a Regulatory Approval or (ii) exceed the Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the Purchase Agreement.

(2)Applicable percentage ownership is based on 58,991,997 Common Shares outstanding as of May 20, 2026.

(3)Assumes the sale of all Common Shares being offered for resale pursuant to this prospectus.

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(4)The business address of B. Riley Principal Capital II, LLC (“BRPC II”) is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II andBRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Common Shares that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

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DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Please see our amended and restated articles of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in Section B of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act.

Authorized Capital Stock

Under our Articles, our authorized capital stock consists of registered shares, divided between:

•	450,000,000 common shares, par value $0.001 per share; and
•	50,000,000 preferred shares, par value $0.001 per share.

Our Board has the authority to issue all or any of the preferred shares in one or more classes or series with such voting powers, designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such class or series of preferred shares.

As of the filing date of this prospectus, we had 58,991,997 common shares issued and outstanding. No preferred shares are issued or outstanding.

We are registered in the Republic of the Marshall Islands at The Trust Company of the Marshall Islands, Inc., Registrar of Corporation for non-resident corporations, under registration number 125776.

Shareholders Agreement and Registration Rights Agreement

In connection with the closing of the business combination, we entered into a Shareholders Agreement and Registration Rights Agreement with our Reference Shareholders. For more information, please see “Certain Relationship and Related Party Transactions – Shareholders Agreement” and “—Registration Rights Agreement.”

Our Amended and Restated Articles of Incorporation and Bylaws

For purposes of the below disclosure, any capitalized terms used but not defined shall have the meaning ascribed to them in the Articles and our amended and restated Bylaws (the “Bylaws”).

Directors and Executive Officers

Under our Articles, our Board is to consist of seven directors. Directors will be elected by a plurality of the votes cast by shareholders entitled to vote in an election. The Articles provide that cumulative voting shall not be used to elect directors. The Articles provide for a staggered board of directors, whereby directors shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. The initial terms of the different classes our board of directors expire as follows: (i) our Class I directors in 2028; (ii) our Class II directors in 2026; and (iii) our Class III directors in 2027. Following the expiration of these initial terms, each class will serve a three-year term. Each director serves his or her respective term of office until his or her successor has been elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

For so long as a Reference Shareholder has a right to nominate any directors pursuant to the Articles and the Shareholders Agreement, as described above, all transactions involving the Reference Shareholders or their affiliates, on the one hand, and the Company or its subsidiaries, on the other hand, requires the approval of a majority of the independent directors that are disinterested (or approved by a committee of the Board that is formed for this purpose and comprised solely of Independent Directors) and if such directors are two or fewer, the approval shall be unanimous, subject to certain exempted transactions.

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 In addition, unless authorized by a vote of Maistros and the holders of 75% of the common shares (not including the common shares held by Pankaj Khanna and his affiliates or Maistros), Mr. Khanna shall not be removed from the role of Chief Executive Officer of the Company; provided, that our Board may remove him without any shareholder approval in connection with fraud; willful misconduct (including a material financial or accounting impropriety); gross negligence; felony criminal conduct; prolonged disability that affects his ability to conduct his duties and responsibilities; and the habitual neglect of or failure to perform his duties of employment, after written demand is delivered to Mr. Khanna which specifically identifies the neglect or failure, and a reasonable opportunity is given for him to comply or cure such neglect or failure.

Purpose

Our purpose, as stated in Section B of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands BCA.

Common Shares

Each of our outstanding common shares entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All of our outstanding common shares will be fully paid and non-assessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of preferred shares that we may issue in the future. Our common shares are not subject to any sinking fund provisions and no holder of common shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in the Articles or Bylaws discriminating against a shareholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our common shares, including rights of non-resident or foreign shareholders to hold or exercise voting rights on our common shares, imposed by foreign law or by the Articles or Bylaws.

Shareholder Meetings

Under the Bylaws, we will hold annual shareholder meetings at a time and place selected by our Board. The meetings may be held in or outside of the Marshall Islands. Our Board, the Chairman of our Board or the President may call special meetings at any time. No other person is permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by our Board, its Chairman or the President. Under the Marshall Islands Business Corporation Act, our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

We are not aware of any limitations on the rights to own our common shares, including rights of non-resident or foreign shareholders to hold or exercise voting rights on our common shares, imposed by foreign law or by the Articles or Bylaws.

Consent Rights

Under the Articles, until the first date on which each of the Reference Shareholders beneficially own less than 15% of the total common shares, the consent of both Reference Shareholders will be required before the Company or its subsidiaries can take any of the following actions:

•	the entry by the Company or any of its subsidiaries into any Discriminatory Transaction;
•	conducting or engaging in any business in any material respect other than the business in which the Company and its subsidiaries are engaged as of the date of Closing and any business reasonably related or ancillary thereto;
•	increasing or decreasing the total number of directors constituting our Board;

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•	merging or consolidating the Company or any subsidiary, or a redomiciliation, domestication or conversion of the Company or any of its subsidiaries;
•	incurring any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) receivables financing, (iii) liabilities under or in respect of any acceptance or acceptance credit or (iv) any bonds, notes, debentures, loan capital, certificates of deposit, loan stock or other like instruments or securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash, in each case in excess of $300,000, or any amendment, waiver or refinancing thereof;
•	issuing any voting equity securities to any person (except for equity securities of a subsidiary of the Company to the Company or to another direct or indirect wholly owned subsidiary of the Company), including securities that rank senior to any existing equity securities, including without limitation, in respect of dividend distributions and/or distributions upon the liquidation, winding up or dissolution of the Company or any subsidiary of the Company or any other circumstances, other than equity securities issued pursuant to an equity incentive plan of the Company;
•	unless otherwise approved pursuant to Article V of the Articles (or any transaction described in Article V(a)-(c)), the entry by the Company or any subsidiary of the Company into any “related party transaction” as such term is used in Item 7.B. of Form 20-F;
•	any transaction (including any merger or consolidation) the consummation of which would result in any other person (or, in the case of a merger or consolidation, the shareholders of such other person) becoming, directly or indirectly, the beneficial owner of more than 49% of the voting stock or equity securities (other than debt securities) of the Company (measured in the case of voting stock by voting power rather than number of shares);
•	amending the Articles, Bylaws or other applicable organizational documents of the Company or any subsidiary of the Company (including by way of filing a statement of designation);
•	dissolving, reorganizing, or filing for voluntary bankruptcy of, or the commencement of any similar proceeding with respect to, including the consent to any involuntary bankruptcy of, the Company or any of its subsidiaries;
•	amending or approving an equity incentive plan of the Company, unless such amendment or approval is authorized by a vote of at least two-thirds of members of the Board;
•	any acquisition, disposition or other transfer (in one transaction or a series of related transactions) of any assets (including any equity securities of any subsidiary of the Company), business operations or securities (other than equity securities of the Company), with a fair market value of more than $1,000,000, but excluding any disposition by the Company to, or acquisition by the Company from or of, a wholly owned subsidiary of the Company, or any disposition that arises as a matter of law or occurs pursuant to a court order;
•	any repurchase of equity securities of the Company or any of its subsidiaries (other than wholly owned subsidiaries) pursuant to a self-tender offer, stock repurchase program, open market transaction or otherwise other than a repurchase of equity securities of the Company from employees or former employees subject to the terms and conditions of employee stock plans or a purchase of equity securities of the Company from a shareholder pursuant to the Shareholders Agreement;
•	a change of the Company’ or any subsidiary’s policies concerning the need for the approval of our Board that is intended or reasonably likely to circumvent any Reference Shareholder’s rights under the Articles or under the Shareholders Agreement or the exercise thereof;
•	the establishment of any committee (including the appointment of the members thereof) or any amendment to the charter of any committee of our Board or to any corporate governance guideline relating to any matter addressed by the Shareholders Agreement that would reasonably be expected to circumvent in any manner any Reference Shareholder’s rights under the Articles or the exercise thereof;
•	entering into, amending or terminating (other than termination by its terms) service contracts whose duration exceeds two years or the cost exceeds $200,000 (whether directly or in potential early termination fees);

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•	entering into, amending or terminating (other than termination by its terms) any hedging or derivative instruments or arrangements, including swaps, hedges, interest rates interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, bunker/oil hedges, or other interest rate, currency exchange rate or commodity price hedging instrument or arrangement;
•	issuing any preferred shares of the Company; and
•	entering into an agreement for, or committing to agree to take, or consenting to, any of the foregoing actions.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the Record Date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of the Articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Indemnification of Officers and Directors

Our Bylaws include a provision that entitles any our directors or officers to be indemnified by us upon the same terms, under the same conditions and to the same extent as authorized by the BCA if the director or officer acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are also authorized to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether we would have the power to indemnify such director or officer against such liability by law or under the provisions of our Bylaws. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The indemnification provisions in our Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.

Anti-Takeover Provisions of our Charter Documents

Several provisions of our Articles and our Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

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Blank Check Preferred Stock

Under the terms of our Articles, our Board has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our Board may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our Articles provide for a board of directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. The classified provision for our Board could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our Board from removing a majority of our Board for two years.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles also require shareholders to give advance written notice of nominations for the election of directors. Our Articles further provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 70% of our outstanding voting shares. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the common shares represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the BCA

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Articles provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s annual meeting. Our Articles also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Equiniti Trust Company.

Listing

Our common shares are listed on the Nasdaq Capital Market under the symbol “HMR.”

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SHARES ELIGIBLE FOR FUTURE SALE

Our common shares being distributed in this offering will be freely transferable, except for common shares held by persons that are our “affiliates” as defined in the rules under the Securities Act of 1933. Affiliates are individuals or entities that control, are controlled by or are under common control with us, and may include our officers, directors and principal shareholders. Common shares held by affiliates may only be sold pursuant to an effective registration statement under the Securities Act of 1933 or Rule 144 under the Securities Act of 1933. We cannot predict whether substantial amounts of our common shares will be sold in the open market following this offering. Sales of substantial amounts of our common shares in the public market, or the perception that substantial sales may occur, could lower the market price for our common shares.

Future sales of substantial amounts of our common shares in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market prices for our common shares and could impair our ability to raise equity capital through the sale of our equity securities in the future.

Upon completion of this offering, we will have 70,072,329 common shares outstanding. These common shares will be freely tradable without restriction or further registration or qualifications under the Securities Act except for common shares held by persons that are our affiliates as described above.

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PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The Common Shares offered by this prospectus are being offered by the Selling Shareholder, B. Riley Principal Capital II, LLC (“BRPC II”). The shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Common Shares;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

BRPC II is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

BRPC II has informed us that it presently anticipates using, but is not required to use, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member and an affiliate of BRPC II, as a broker to effectuate resales, if any, of our Common Shares that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. BRPC II has informed us that each such broker-dealer it engages to effectuate resales of our Common Shares on its behalf, excluding BRS, may receive commissions from BRPC II for executing such resales for BRPC II and, if so, such commissions will not exceed customary brokerage commissions.

BRPC II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Shares that may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. Because BRPC II will receive all the net proceeds from such resales of our Common Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Seaport Global Securities LLC, a registered broker-dealer and FINRA member (“Seaport”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II shall pay Seaport a cash fee of upon the initial filing of the registration statement that includes this prospectus with the SEC as consideration for its services and to reimburse certain expenses incurred in connection with acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, the cash fee and expense reimbursement to be paid to Seaport for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Common Shares by BRPC II to the public. Seaport will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell Common Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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 Except as set forth above, we know of no existing arrangements between the Selling Shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by the Selling Shareholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholder, including with respect to any compensation paid or payable by the Selling Shareholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Shareholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Common Shares covered by this prospectus by the Selling Shareholder.

As consideration for its irrevocable commitment to purchase our Common Shares at our direction under the Purchase Agreement, we paid BRPC II a cash commitment fee in the amount of $200,000 (the “Cash Commitment Fee”), which is equal to 1.0% of BRPC II’s $20,000,000 total dollar amount purchase commitment under the Purchase Agreement, upon the settlement of the first purchase that we directed BRPC II to make under the Purchase Agreement. If we do not direct BRPC II to make any purchases under the Purchase Agreement, or if the Commencement does not occur, then we have agreed to pay the $200,000 Cash Commitment Fee to BRPC II within three trading days following the termination of the Purchase Agreement in accordance with its terms. In accordance with FINRA Rule 5110, the $200,000 Cash Commitment Fee is deemed to be underwriting compensation in connection with sales of our shares of Common Shares by BRPC II to the public.

In addition, we have agreed to reimburse BRPC II for the reasonable legal fees and disbursements of BRPC II’s legal counsel in an amount not to exceed (i) $150,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and (ii) $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Shares by BRPC II to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Common Shares reflected in the purchase prices payable by BRPC II for our Common Shares that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Shares by BRPC II to the public.

We also have agreed to indemnify BRPC II and certain other persons against certain liabilities in connection with the offering of Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. BRPC II has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by BRPC II specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $200,000.

BRPC II has represented to us that at no time prior to the date of the Purchase Agreement has BRPC II, its sole member, any of their respective officers, or any entity managed or controlled by BRPC II or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Shares or any hedging transaction, which establishes a net short position with respect to our Common Shares. BRPC II has agreed that during the term of the Purchase Agreement, none of BRPC II, its sole member, any of their respective officers, or any entity managed or controlled by BRPC II or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

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We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Common Shares offered by this prospectus have been sold by the Selling Shareholder.

Our Common Shares are currently listed on the Nasdaq Capital Market under the symbol “HMR”.

BRPC II and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by BRPC II to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that BRPC II has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including the $200,000 Cash Commitment Fee we have agreed to pay to BRPC II, (ii) the 3.0% fixed discount to current market prices of our Common Shares reflected in the purchase prices payable by BRPC II for our Common Shares that we may require it to purchase from us from time to time under the Purchase Agreement, and (iii) our reimbursement of up to an aggregate of $240,000 of BRPC II’s legal fees ($150,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum three year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

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SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Heidmar Maritime Holdings Corp. is organized under the law of the Marshall Islands, and certain of the individuals who may be directors and executive officers of us, and certain experts named in this prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of the Company may be located outside of the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws, or to otherwise bring original actions in foreign courts to enforce such liabilities. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Although you may bring an original or derivative action against us or our affiliates in the courts of the Republic of the Marshall Islands, and the courts of the Republic of the Marshall Islands may impose civil liability, including monetary damages, against us or our Affiliates for a cause of action arising under Republic of the Marshall Islands law, it may impracticable for you to do so.

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EXPENSES

Set forth below is an itemization of the total expenses, including underwriting fees, expected to be incurred in connection with the offer and sale of our common shares. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$3,062
FINRA filing fee	$3,500
Accounting fees and expenses	$30,000
Legal fees and expenses	$150,000
Printing expenses	$5,000
Miscellaneous	$5,000
Total	$196,562

LEGAL MATTERS

The validity of the common shares offered hereby and other matters relating to Marshall Islands and U.S. law will be passed upon for Heidmar Maritime Holdings Corp. by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.

EXPERTS

The financial statements of Heidmar Maritime Holdings Corp. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Heidmar Maritime Holdings Corp.’s annual report on Form 20-F for the year ended December 31, 2025, have been audited by Deloitte Certified Public Accountants, S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://www.heidmar.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026; and
•	Our Report on Form 6-K, filed with the SEC on May 27, 2026, except for the commentary attributed to the Company’s Chief Executive Officer in Exhibit 99.1 thereto.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: Heidmar Maritime Holdings Corp., 89, Akti Miaouli 18538, Piraeus, Greece, +30 2160024900.

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Heidmar Maritime Holdings Corp.

PROSPECTUS

May 29, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

I. Article VIII of the amended and restated articles of incorporation of Heidmar Maritime Holdings Corp. (the “Corporation”) provides as follows:

Section 1. The Corporation shall indemnify, to the fullest extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. The Corporation shall indemnify, to the fullest extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

II. Section 60 of the Business Corporation Act provides as follows:

Indemnification of directors and officers:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.
(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

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(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall, be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits and Financial Statement Schedules

(a) The following exhibits are included in this registration statement on Form F-1:

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Exhibit No.		Description
3.1	†	Amended and Restated Articles of Incorporation of Heidmar Maritime Holdings Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 6-K, filed with the SEC on February 20, 2025).
3.2	†	Amended and Restated Bylaws of Heidmar Maritime Holdings Corp. (incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F, filed with the SEC on May 15, 2025).
4.1	†	Form of Stock Certificate of Heidmar Maritime Holdings Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Amended Registration Statement on Form F-4 (File No. 333-284004).
4.2	†	Shareholders Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 15, 2025).
4.3	†	Registration Rights Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 20-F, filed with the SEC on May 15, 2025).
5.1	*	Opinion of Seward & Kissel, counsel to Heidmar Maritime Holdings Corp.
8.1	*	Opinion of Seward & Kissel LLP, United States counsel to Heidmar Maritime Holdings Corp., with respect to certain U.S. tax matters.
10.16	*	Common Share Purchase Agreement, dated June 6, 2025, between Heidmar Maritime Holdings Corp. and B. Riley Principal Capital II, LLC
10.17	*	Registration Rights Agreement, dated June 6, 2025, between Heidmar Maritime Holdings Corp. and B. Riley Principal Capital II, LLC
21.1	†	Subsidiaries of Heidmar Maritime Holdings Corp. (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F, filed with the SEC on May 15, 2025)
23.1	*	Consent of Seward & Kissel LLP (included in Exhibit 5.1).
23.2	*	Consent of Seward & Kissel LLP (included in Exhibit 8.1).
23.3		Consent of Deloitte Certified Public Accountants S.A., independent registered public accounting firm of Heidmar Maritime Holdings Corp.
24.1	*	Power of Attorney
101		Inline Interactive Data Files
104		Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	*	Filing Fee Table.

† Incorporated by reference.

* Previously filed.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Athens, Country of Greece, on May 29, 2026.

HEIDMAR MARITIME HOLDINGS CORP.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 29, 2026 in the capacities indicated.

Signature	Title

/s/ Pankaj Khanna	Chief Executive Officer
Pankaj Khanna

*	Chief Financial Officer
Niki Fotiou

*	Director
Andreas Konialidis

*	Director
John Shelley

*	Director
Jagmeet Makkar

*	Director
André Lockhorst

*	Director
Vasileios Loutradis

*By:	/s/ Keith J. Billotti
Keith J. Billotti
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on May 29, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative